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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File No. 001-16448

                           MSDW Structured Asset Corp.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     1585 Broadway, New York, New York 10036
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      SATURNS WorldCom Debenture-Backed Series 2001-5 7.875% Callable Units

--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)



  SATURNS IBM Corporation Debenture-Backed Series 2001-1 7.125% Callable Units

  SATURNS Citizens Communications Company Debenture-Backed Series 2001-2 8.625%
                                 Callable Units

     SATURNS BellSouth Debenture-Backed Series 2001-3 7.125% Callable Units

       SATURNS Cummins Engine Company Debenture-Backed Series 2001-4 9.25%
                                 Callable Units

   SATURNS Bank of America Debenture-Backed Series 2001-6 7.25% Callable Units

    SATURNS SAFECO Capital Security-Backed Series 2001-7 7.25% Callable Units

        SATURNS AT&T Debenture-Backed Series 2001-8 7.40% Callable Units

     SATURNS Aon Capital Security-Backed Series 2002-1 7.50% Callable Units

        SATURNS DPL Capital Security-Backed Series 2002-3 Callable Units

        SATURNS DPL Capital Security-Backed Series 2002-4 Callable Units

       SATURNS SAFECO Capital Security-Backed Series 2002-5 Callable Units

  SATURNS JP Morgan Chase Capital Security-Backed Series 2002-6 Callable Units

        SATURNS DPL Capital Security-Backed Series 2002-7 Callable Units

       SATURNS AT&T Wireless Debenture-Backed Series 2002-8 Callable Units

  SATURNS Verizon Global Funding Debenture-Backed Series 2002-9 Callable Units

         SATURNS CSFB USA Debenture-Backed Series 2002-10 Callable Units


--------------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [ ]              Rule 12h-3(b)(1)(i)   [X]
           Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(ii)  [ ]              Rule 12h-3(b)(2)(ii)  [ ]
                                                  Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: --0--

         Pursuant to the requirements of the Securities Exchange Act of 1934 MSDW Structured Asset Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    August 22, 2002                     By: /s/ John Kehoe
      -------------------------------            --------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.